EXHIBIT 16.1

RBSM LLP

NEW YORK, NEW YORK

November 14, 2016

Securities and Exchange Commission

100 F Street, N.W.

Washington, DC 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Viking Investments Group, Inc. (the “Company”) Form 8-K dated October 28, 2016, and are in agreement with the statements relating only to RBSM LLP contained therein. We have no basis to agree or disagree with other statements of the Company contained therein.

Very truly yours,

/s/ RBSM LLP